As filed with the Securities and Exchange Commission on August 7, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMITH MICRO SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0029027
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

5800 Corporate Drive

Pittsburgh, PA 15237

(412) 837-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Smith Micro Software, Inc. Amended and Restated Omnibus Equity Incentive Plan
(formerly known as the 2015 Omnibus Equity Incentive Plan)

(Full title of the Plan(s))

William W. Smith, Jr.

Chief Executive Officer

Smith Micro Software, Inc.

120 Vantis Drive, Suite 350

Aliso Viejo, CA 92656

(949) 362-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian Novosel, Esq.
Jennifer R. Minter, Esq

Buchanan Ingersoll & Rooney PC

Union Trust Building

501 Grant Street, Suite 200

Pittsburgh, PA 15219

(412) 562-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

Smith Micro Software, Inc. (the “Registrant,” “we,” “us,” “our”) is filing this registration statement on Form S-8 (this “Registration Statement”) for the purpose of registering an additional 3,000,000 shares of our common stock, par value $0.001 per share (“Common Stock”) for issuance under the Smith Micro Software, Inc. Amended and Restated Omnibus Equity Incentive Plan (formerly known as the 2015 Omnibus Equity Incentive Plan) (the “Plan”). The increase in the number of shares authorized for issuance under the Plan was approved by our stockholders at our annual meeting held on June 3, 2025. The 3,000,000 shares of Common Stock being registered pursuant to this Registration Statement are in addition to the following (as to each, after adjusting for the reverse stock splits effective as of August 17, 2016 and April 10, 2024): (i) the 265,625 shares of Common Stock currently registered on our registration statement on Form S-8 filed on July 29, 2015, registration number 333-205924, (ii) the 312,500 shares of Common Stock currently registered on our registration statement on Form S-8 filed on August 17, 2018, registration number 333-226914, (iii) the 625,000 shares of Common Stock currently registered on our registration statement on Form S-8 filed on August 26, 2020, registration number 333-248422, (iv) the 375,000 shares of Common Stock currently registered on our registration statement on Form S-8 filed on August 10, 2023, registration number 333-273877, and (v) the 3,000,000 shares of Common Stock registered on our registration statement on Form S-8 filed on June 27, 2024, registration number 333-280543 (collectively, the “Prior Registration Statements”). This Registration Statement relates to the same class of securities to which the Prior Registration Statements relate and is submitted pursuant to General Instruction E to Form S-8. Pursuant to General Instruction E, this Registration Statement incorporates by reference the contents of the Prior Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

This Registration Statement incorporates by reference the documents listed below, which were previously filed by us with the Securities and Exchange Commission (the “SEC”) (other than portions of these documents that are deemed furnished rather than filed under applicable SEC rules and exhibits furnished in connection with such items):

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 12, 2025;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 8, 2025;

(c)	Our Current Reports on Form 8-K filed on each of January 8, 2025, May 27, 2025, June 4, 2025, June 24, 2025 and July 18, 2025;

(d)

All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2024 (in each case, except for the information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K); and

(e)

The description of our Common Stock contained in the Registration Statement on Form 8-A, filed on July 31, 1995 (file no. 000-26536), including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 6.         Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s Amended and Restated Bylaws, as amended (the “Bylaws”) provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Bylaws require the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the directors and officers to repay such advances if it is ultimately determined that the directors and officers are not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence.

In addition, the Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides that the Registrant shall indemnify its directors and officers if such persons acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and (iii) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. The Certificate of Incorporation also provides that, pursuant to Delaware law, no director shall be liable for monetary damages for breach of the director’s fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, knowing violations of law, and actions leading to improper personal benefit to the director. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Certificate of Incorporation further provides that the Registrant is authorized to indemnify its directors and officers to the fullest extent permitted by law through the Bylaws, or any agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant maintains directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8.         Exhibits.

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement No. 33-95096 (P)

3.1.1

Certificate of Amendment to Amended and Restated Certificate of Incorporation dated July 11, 2000, incorporated by reference to Exhibit 3.1.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2000, filed on August 14, 2000

3.1.2

Certificate of Amendment of Amended and Restated Certificate of Incorporation dated August 17, 2005, incorporated by reference to Exhibit 3.1.2 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2005, filed on March 31, 2006

3.1.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation dated June 21, 2012, incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 27, 2012

3.1.4

Certificate of Elimination of Series A Junior Participating Preferred Stock dated October 16, 2015, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 16, 2015

3.1.5

Certificate of Designation of Series A Participating Preferred Stock dated October 16, 2015, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on October 16, 2015

3.1.6

Certificate of Amendment to Amended and Restated Certificate of Incorporation dated August 15, 2016, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 17, 2016

3.1.7

Certificate of Designation of Preferences, Rights and Limitations of Series B 10% Convertible Preferred Stock, dated September 29, 2017, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 4, 2017

3.1.8	Certificate of Amendment to Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1(a) to the Registrant’s Current Report on Form 8-K filed April 4, 2024

3.2	Amended and Restated Bylaws, as amended through April 11, 2022, incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2022

4.1

Description of the Company’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-K filed on March 13, 2020

4.2	Specimen certificate representing shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement No. 33-95096) (P)

5.1*	Opinion of Buchanan Ingersoll & Rooney PC

23.1*	Consent of SingerLewak LLP, an independent registered public accounting firm

23.2*	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Smith Micro Software Amended and Restated Omnibus Equity Incentive Plan, incorporated by reference to Appendix A to the Registrant's Definiitive Proxy Statement on Schedule 14A, filed by the Registrant on May 9, 2024

99.2

Smith Micro Software, Inc. Amendment to the Amended and Restated Omnibus Equity Incentive Plan, incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed by the Registrant on April 23, 2025

107*	Filing Fee Table

* Filed herewith

(P) Paper filing exhibit

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Smith Micro Software, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on August 7, 2025.

SMITH MICRO SOFTWARE, INC.

By:	/s/ Timothy C. Huffmyer
Name:	Timothy C. Huffmyer
Title:	Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer (principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William W. Smith, Jr. and Timothy C. Huffmyer, and each of them acting individually, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ William W. Smith, Jr.	Chairman of the Board, Chief Executive Officer and President (principal executive officer)	August 7, 2025
William W. Smith, Jr.

/s/ Timothy C. Huffmyer	Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer (principal financial and accounting officer)	August 7, 2025
Timothy C. Huffmyer

/s/ Andrew Arno	Director	August 7, 2025
Andrew Arno

/s/ Thomas G. Campbell	Director	August 7, 2025
Thomas G. Campbell

/s/ Steven L. Elfman	Director	August 7, 2025
Steven L. Elfman

/s/ Samuel Gulko	Director	August 7, 2025
Samuel Gulko

/s/ Asha Keddy	Director	August 7, 2025
Asha Keddy

/s/ Chetan Sharma	Director	August 7, 2025
Chetan Sharma

/s/ Gregory J. Szabo	Director	August 7, 2025
Gregory J. Szabo